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                                                                      Exhibit 99

                                 PRESS RELEASE

              TERRACE TO FOCUS ON FOOD DISTRIBUTION AND PROCESSING

             - TO SELL ICE CREAM, FOOD SERVICE AND TRAVEL UNITS -
        - ACQUIRES PRODUCE PROCESSOR AND PERISHABLE FOOD DISTRIBUTOR -

FORT LAUDERDALE, FL, November 24, 1997 -Terrace Holdings, Inc. (NASDAQ: THIS) announced that it will divest its ice cream, food service and travel units, and focus on higher-growth commodity markets, including food distribution and "value-added" produce processing.

     "The board of directors have formulated a strategic business plan that recognizes emerging industry trends, and heads the company toward stronger expansion internally and through acquisition," said Steven Shulman, Terrace's chairman of the board. "The divestiture of our non-essential subsidiaries will allow management to focus its energies on growing the core business."

     Along these lines, the company will immediately sell its Deering Ice Cream subsidiary to Fieldbrook Farms, a privately-held producer of frozen desserts in Dunkirk, New York for an undisclosed amount.

     Terrace will also spin off its food services subsidiaries, The Lasko Companies, Inc. and A&E Management, Inc., as well as its travel unit, Lasko Family Kosher Tours. Terrace President, Samuel H. Lasko, has formally informed the board of directors of his intent to exercise his option to purchase these subsidiaries, and will resign his position as president upon completion of the transaction.

     These divestitures will free the company to pursue acquisitions in the food distribution market, and build upon the success of recently acquired A One A Produce, a distributor of fruits and vegetables based in Pompano Beach, Fla.

     "The South Florida area is ripe for a consolidation of perishable product distributors and Terrace is taking the lead," said Terrace COO, Jonathan Lasko. "Terrace is committed to becoming a major force in the distribution and processing of produce, dairy, frozen and other perishable commodities, while maintaining the strongest dedication to customer service and reliability."
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     The company has already begun to fulfill its acquisition agenda, as demonstrated today by agreeing to purchase Fresh Inc., a local producer and distributor of "value added" processed produce, and the finalization of the purchase of Bay Purveyors, a Miami-based food distributor. Terrace has targeted a number of additional enterprises to complement its product line.

     Including the new acquisitions, Terrace expects its existing base to produce revenues of more than $28 million next year, as compared to approximately $5.5 million for Terrace's fiscal year 1996.

     Terrace Holdings is a South Florida leader in distribution and processing of produce, dairy, frozen and other perishable commodities. Its subsidiaries, A One A Produce & Provisions and Fresh Inc., are dedicated to quality, customer service, and reliability. A One A maintains one of the few fully refrigerated loading facilities in Florida, which keeps produce and perishable foods fresher and of better quality during the distribution process. Fresh, Inc., provides "value added" produce to restaurants, hotels, institutions and wholesalers, with custom cuts, mixes, and packaging of a large variety of fresh fruits and vegetables. Fresh's customers experience improved efficiency and significant reduction in labor costs when buying their produce ready for use.

 Company Contacts: Jonathan S. Lasko, Chief Operating Officer, (954) 917-7272,

Investor Relations: Geoffrey C. Plank, GFC Communications Corp. (561) 655-7575.

Except for historical information, this press release may contain certain forward-looking statements that involve risk and uncertainties which may cause actual results to differ materially from the statements made. Such factors include, but are not limited to, changing market conditions, the establishment of new corporate alliances, the impact of competitive products and pricing and other risks detailed from time to time by the Company or in its filings with the U.S. Securities and Exchange Commission.